PLEXUS CORP.
RETIREMENT AND TRANSITION AGREEMENT
This Agreement (the "Agreement") is made as of the 17th day of August, 2016 by and between Plexus Corp., a Wisconsin corporation (the "Company"), and Dean A. Foate, a Wisconsin resident individual ("Foate").
WHEREAS, Foate is currently employed as the President and Chief Executive Officer of the Company; and
WHEREAS, the Company and Foate previously entered into an employment agreement dated September 1, 2003 (as amended May 15, 2008) (the "Employment Agreement"); and
WHEREAS, Foate expressed to the Company and its Board of Directors (the "Board") his desire to retire from his positions as President and Chief Executive Officer; and
WHEREAS, in recognition of Foate’s dedicated service to the Company, the Board deems it to be in the best interest of the Company that Foate continue to provide leadership to the Company and accordingly desires that Foate remain as a member of the Board as provided herein; and
WHEREAS, the Company and Foate desire to set forth the terms and conditions of Foate’s resignation as President and Chief Executive Officer and his future service to the Company.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the Company and Foate agree as follows:
1.    Employment Agreement Terminated. Foate and the Company hereby agree to terminate the Employment Agreement effective as of September 29, 2016, except where otherwise stated herein.
2.    Resignation as President and Chief Executive Officer. Effective as of the end of the day on September 29, 2016 (the "Resignation Date"), Foate acknowledges and agrees to resign as President and Chief Executive Officer of the Company, but agrees to remain in his position as a member of the Board. Foate agrees to take any and all further acts necessary to accomplish such resignation.
3.    Compensation Through Resignation Date. If Foate remains employed through the Resignation Date, Foate shall receive the compensation and employee benefits he is currently entitled to receive under the Employment Agreement, provided that instead of delivering the 4th tranche of Foate’s fiscal 2016 stock options in November 2016 as planned (on 3rd day after Q4 earnings announcement), Foate acknowledges that he received the 4th tranche at same time as his 3rd tranche. Foate shall receive his bonus under the Company’s Variable Incentive Compensation Plan for fiscal 2016 in the ordinary course. Foate shall not receive any bonus for fiscal 2017.

4.    Equity Awards. Attached hereto as Exhibit A is a list of Foate’s unvested outstanding stock options, restricted stock units ("RSUs") and performance stock units ("PSUs"). Foate agrees that Exhibit A is a correct and complete list of his outstanding equity awards as of the date of this Agreement. The awards shown on Exhibit A, together with any other equity awards granted to Foate between the date of this Agreement and his Resignation Date, shall be referred to as the "Existing Equity Awards." No changes shall be made to the terms of the Existing Equity Awards set forth in the applicable award agreement except as follows:
(a)    Any unvested stock options shall become fully vested and exercisable on October 3, 2016.
(b)    Any unvested restricted stock units shall become fully vested on October 3, 2016.
(c)    Pursuant to the terms of the Company's 2008 Long-Term Incentive Plan and 2016 Omnibus Incentive Plan, the Company shall treat Foate as a continuing employee for purposes of his PSUs. For the avoidance of doubt, Foate shall be paid the total amount determined under the PSU awards without any proration.
(d)    The exercise period of any stock option is not being amended. Foate's termination of service as Executive Chairman of the Board (as described in Section 5(a)) shall be treated as his retirement date for purposes of the stock options.
5.    Service as Board Chairman.
(a)    Commencing on the date immediately following Foate's Resignation Date, Foate shall be appointed as Executive Chairman of the Board, and as such shall remain an employee (but not an executive officer) of the Company. Foate shall continue as Executive Chairman of the Board until the earlier of his termination of service as a director or September 30, 2017. For Foate's service as Executive Chairman of the Board, Foate shall receive the following compensation and benefits:

(i)	Base annual compensation of $400,000, paid bi-weekly in accordance with the Company's ordinary payroll practices.

(ii)
A grant of $2,100,000 in restricted stock units, with the value of the restricted stock units calculated using the average closing stock price of the Company's stock over the 90-day period preceding the grant date. The grant date for the restricted stock units will be October 3, 2016 and the restricted stock units will become vested if Foate continues as a member of the Board in any capacity for one year following the grant date.

(iii)	Foate will receive benefits as an employee under the Company's benefit plans and programs referred to in Section 5 of his Employment Agreement (which shall include the Company's executive car and phone programs), but shall not be eligible for severance benefits under any Company plan.

(iv)	The Change in Control terms in Section 13 of Foate's Employment Agreement shall continue to apply, with the amount set forth above in Section 5(a)(i) treated as Foate's base salary.
(b)    Following Foate's term as Executive Chairman of the Board and provided that Foate remains a member of the Board and is appointed, Foate shall become Non-Executive Chairman of the Board. In such capacity, Foate will not be an employee of the Company. For Foate's service as Non-Executive Chairman of the Board, Foate shall receive the following compensation and benefits:

(i)	A base annual retainer that is based upon market review and is customary for a non-executive chairman.

(ii)	An annual equity grant that is at least equal to the equity grant awarded to other non-employee directors.

(iii)	Foate will continue to participate in the Company's executive car and phone programs.
6.    Retiree Health Insurance. To the extent not provided above, Foate and his eligible dependents shall be eligible to participate in the Company’s health plan until Foate reaches age 65 (or his earlier death), subject to Employee’s payment of any premiums required by such plans at the premium rate applicable from time to time to an active senior executive of the Company with the same level of coverage provided; however, that if such plan by its terms does not permit participation by Foate because of his non-active status, then the Company will provide to Foate, so that he can obtain separate health insurance coverage, an amount equal to the actual cost to Foate of obtaining separate coverage (reduced by any premiums that Foate would have been required to pay for coverage under the Company's health plan).
7.    Covenants by Foate. Foate agrees that Section 14 (Non-Competition), Section 15 (Confidentiality) and Section 16 (Remedies) shall continue to be in effect, with Foate's termination of service as Executive Chairman of the Board treated as his termination of employment.
8.    Tax Withholding. The Company shall withhold from any payments made to Foate under this Agreement any amounts determined by the Company to be required to be withheld by applicable federal, state or local tax law.
9.    Assignment. The rights, duties and obligations hereunder may not be assigned or delegated by either party without the other’s written consent.
10.    Section 409A. This Agreement shall be interpreted and administered in accordance with Section 409A of the Code. If Foate or the Company determines that any provision of the Agreement is or might be inconsistent with the requirements of Section 409A, the parties shall attempt in good faith to agree on such amendments to the Agreement as may be necessary or appropriate to avoid adverse tax consequences to Foate under Section 409A of the Code. No provision of the Agreement shall be interpreted to transfer any liability for failure to comply with Section 409A from Foate or any other individual to the Company.
11.    Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin.
12.    Headings. Headings in this Agreement are for informational purposes only and shall not be used to construe the intent of this Agreement.
13.    Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.
14.    Amendment. This Agreement may be further amended or canceled by mutual agreement of the parties in writing without the consent of any other person and, so long as Foate lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.
15.    Entire Agreement. This Agreement, together with the trade secrets agreement and the referenced terms of the Employment Agreement and the other documents and materials referred to herein or therein (collectively, the "Effective Agreements"), constitute the entire understanding of the parties with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth herein and therein.
IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

PLEXUS CORP.

By:    /s/ Angelo M. Ninivaggi
Angelo M. Ninivaggi
Senior Vice President, Chief Administrative Officer, General Counsel and Secretary

FOATE:

/s/ Dean A. Foate
Dean A. Foate

EXHIBIT A
SCHEDULE OF OUTSTANDING OPTIONS, RSUs and PSUs

Dean Foate - Unvested, Outstanding Plexus Equity as of Market Close 17 AUG 2016
Type	Grant Date	Exercise Price	Shares	Unvested Shares
NQ	07/25/2016	$45.3500	34,800	34,800
NQ	04/25/2016	$41.8400	17,400	17,400
NQ	01/25/2016	$34.2200	17,400	17,400
NQ	11/02/2015	$34.7700	17,075	17,075
NQ	07/27/2015	$37.1230	17,075	8,538
NQ	04/27/2015	$44.3950	17,075	8,538
NQ	01/26/2015	$38.9380	17,075	8,538
NQ	10/27/2014	$38.0200	14,750	7,375
PSU	01/25/2016	N/A	18,800	18,800
PSU	01/26/2015	N/A	18,500	18,500
PSU	01/20/2014	N/A	19,000	19,000
RSU	01/25/2016	N/A	34,900	34,900
RSU	01/26/2015	N/A	34,200	34,200
RSU	01/20/2014	N/A	31,000	31,000
			309,050	276,064